Exhibit 16.1 Letter on change of certifying accountant

Child, Van Wagoner & Bradshaw, PLLC
5296 South Commerce Drive, Suite 300
Salt Lake City, Utah  84107-5370      (801) 281-4700

January 14, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Child, Van Wagoner & Bradshaw, PLLC was previously principal accountant for Aftermarket Enterprises, Inc. (“the Company") and reported on the financial statements of the Company for the year ended December 31, 2007. We have read the Company's statements included under Item 4.01 of its Form 8-K dated January 14, 2009, and agree with such statements as they pertain to our firm.

Very truly yours,

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC